Exhibit 99.1

November 6, 2012

Telular Corporation Reports Fourth Quarter and Fiscal Year 2012 Results

-	Telguard revenue increases 24% over prior year period
-	Achieved Company record Adjusted EBITDA of $17.8 million for the full year
-	Introduces FY 2013 Adjusted EBITDA guidance of $23.5 - $25.5 million, up 32-43% over FY 2012
-	Company declares a 9% increase in the regular quarterly dividend to $0.12 per share

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS), a global leader in helping businesses use wireless networks for remote monitoring and tracking, today announced financial results for the fourth quarter and fiscal year 2012 ended September 30, 2012.  In the fourth quarter of 2012, Telular reported revenue of $23.4 million, including $13.4 million from recurring services, and pre-tax income of $2.9 million. For the full year 2012, Telular reported revenue of $79.8 million, including $46.4 million from recurring services, and pre-tax income of $9.7 million.

Adjusted EBITDA, a non-GAAP financial measure, was $5.5 million for the fourth quarter and $17.8 million for the full year.  For further information about Adjusted EBITDA and a reconciliation of this measure to net income in accordance with GAAP, see the last page of this press release.

For the second consecutive year on the anniversary of the initiation of a regular quarterly dividend, the Company’s Board of Directors has approved an increase in the dividend, this time to $0.12 per share.  This dividend is payable November 30, 2012, to shareholders of record as of the close of business on November 20, 2012. The Company ended fiscal year 2012 with $12.7 million of cash on the balance sheet, up from $11.1 million at the end of last quarter.

Total revenue from the Telguard and TankLink lines of business, representing all of the M2M revenue within the Event Monitoring Segment, increased 23% over the prior year period to $15.3 million in the fourth quarter, and increased 19% to $56.1 million for the full year.

Total Telguard revenue was up 24% year-over-year to $13.1 million in the fourth quarter and up 18% to $48.4 million for the full year.  During the quarter, Telular sold approximately 39,300 Telguard units and activated over 35,000 new Telguard subscribers. The total number of Telguard subscribers increased sequentially to 617,500, while average revenue per unit, or ARPU, remained flat at $4.37 for the quarter.

TankLink revenue totaled $2.2 million, including service revenue of $1.1 million, for the fourth quarter, a 19% increase over the prior year period.  For the full year, TankLink revenue totaled $7.7 million, including service revenue of $4.1 million, a 21% increase over the prior year.

In the Asset Tracking segment, SkyBitz revenue was $7.9 million, including product revenue of $3.4 million and recurring service revenue of $4.5 million for the fourth quarter.  SkyBitz revenue since its acquisition on February 1, 2012, totaled $22.5 million, including product revenue of $10.5 million and recurring service revenue of $12.0 million.

Adjusted EBITDA for Event Monitoring and Asset Tracking was $5.0 million and $1.5 million respectively, excluding corporate expenses of $1.0 million.

For both segments combined, Telular ended the period with nearly 840,000 billable units realizing an ARPU of $5.47.  The average selling price, or ASP, for the 50,700 monitoring and tracking hardware units sold during the period was $184.

“We are delighted with the strong revenue growth we achieved in the fourth quarter and for the full year” commented Joe Beatty, president and chief executive officer of Telular Corporation.  “During the quarter, we grew our event monitoring service revenues 23% over the prior year period and exceeded the high-end of our Telguard unit sales guidance due to continued strong demand for our new Telguard products for 3G and 4G networks.” concluded Mr. Beatty.

“Based on the momentum we are seeing in our business, we are announcing fiscal year 2013 Adjusted EBITDA guidance of $23.5 - $25.5 million, as well as increasing the range of our Telguard sales guidance to 30,000 to 40,000 units each quarter during fiscal year 2013.”

Investor Conference Call

Telular’s quarterly conference call will be held today at 4:30 p.m. ET. To participate in the teleconference from the United States and Canada dial 877-941-2332 (International dial 480-629-9821). A replay of the call will be available from November 6, 2012 beginning at 6:30 p.m. ET (5:30 p.m. CT) through November 10, 2012 ending at 11:59 p.m. ET (10:59 p.m. CT) by dialing 800-406-7325 in the United States and entering pass code 4572387# or internationally at 303-590-3030 and entering pass code 4552085#. The replay will also be available via webcast from the Company's corporate website at: www.telular.com under "Investor" and the link "Conference Calls."

About Telular Corporation

Telular Corporation (NASDAQ: WRLS) provides remote monitoring and asset tracking solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information wirelessly, typically through cellular and satellite technology. With over 25 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta, Washington, D.C., and Miami. For more information, please visit www.telular.com.

Investor Contact:
The Blueshirt Group
Brinlea Johnson or Allise Furlani
brinlea@blueshirtgroup.com or allise@blueshirtgroup.com
(212) 331-8424 or 212-331-8433

Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616

Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements.  Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. For example, the statement, “we are announcing fiscal year 2013 Adjusted EBITDA guidance of $24.0- $25.0 million, as well as increasing the range of our Telguard sales guidance to 30,000 to 40,000 units each quarter during fiscal year 2013” is a forward-looking statement. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.  It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-k for the fiscal year ended September 30, 2011 and subsequent reports on Form 10-Q. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	September 30,	September 30,
	2012	2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$12,676	$12,642
Trade receivables, net	12,224	5,859
Inventories, net	7,478	3,005
Deferred taxes	687	672
Prepaid expenses and other current assets	833	465
Total current assets	33,898	22,643

Property and equipment, net	3,346	2,282
Long term deferred taxes	32,706	31,839
Other assets	43,235	11,040
Total assets	$113,185	$67,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$17,268	$7,128
Long-term liabilities	24,786	249
Total stockholders' equity	71,131	60,427
Total liabilities and stockholders' equity	$113,185	$67,804

Outstanding shares	16,776,575	15,135,330

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Net cash provided by (used in):
Operating activities	$12,752	$14,442
Investing activities	(44,198)	(9,034)
Financing activities	31,480	(20,444)
Net increase (decrease) in cash and cash equivalents	$34	$(15,036)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Revenues
M2M service revenue	$13,368	$8,070	$46,382	$31,161
M2M hardware sales	9,844	4,381	32,260	16,089
Subtotal M2M	23,212	12,451	78,642	47,250
Other product sales	237	641	1,205	3,248
Total revenue	23,449	13,092	79,847	50,498

Cost of Sales
M2M service cost of sales	3,903	2,357	12,925	10,773
M2M hardware cost of sales	7,014	3,083	23,166	11,046
Subtotal M2M	10,917	5,440	36,091	21,819
Other product cost of sales	5	1,058	1,164	3,527
Total cost of sales	10,922	6,498	37,255	25,346

Gross margin	12,527	6,594	42,592	25,152

Operating Expenses
Engineering and development expenses	2,210	1,222	7,644	4,580
Selling and marketing expenses	3,353	1,720	11,073	7,171
General and administrative expenses	3,885	1,564	13,531	7,056
Total operating expenses	9,448	4,506	32,248	18,807

Income from operations	3,079	2,088	10,344	6,345
Other income (expense)	(215)	(30)	(595)	101
Net income before income taxes	2,864	2,058	9,749	6,446
Provision for income taxes	1,243	440	3,850	2,292
Net income	$1,621	$1,618	$5,899	$4,154

Income per common share:
Basic	$0.10	$0.11	$0.37	$0.28
Diluted	$0.09	$0.10	$0.34	$0.26

Weighted average number of common shares outstanding:
Basic	16,712,322	15,115,351	16,136,335	15,035,218
Diluted	17,703,794	16,066,238	17,129,691	15,906,030

Reconciliation of Non-GAAP Measures

We use adjusted EBITDA as an additional measure of our operating performance.  This measure is not recognized under generally accepted accounting principles.  The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net income	$1,621	$1,618	$5,899	$4,154
Non-cash compensation	374	329	1,489	1,676
Depreciation and amortization	2,020	497	6,002	1,787
Net interest expense (income)	215	(2)	596	(135)
Income tax provision	1,243	440	3,850	2,292
Adjusted EBITDA	$5,473	$2,882	$17,836	$9,774

Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States.  While we believe that Adjusted EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation.  Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment.  Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.